Exhibit 4.9

2024 STOCK PLAN FOR

NON-EMPLOYEE DIRECTORS OF

FORD MOTOR COMPANY

1.	Purpose

(a)	Purpose. The purpose of the Plan is to provide certain compensation to Eligible Directors of the Company and to encourage exceptional director performance by providing such directors with an interest in the Company’s success and progress by granting them stock-based awards.
(b)	Effective Date; Shareholder Approval. The effective date of the Plan is January 1, 2024, subject to the approval of the Plan by the Company’s shareholders in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

2.	Definitions

(a)	“Award” means any form of award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish in accordance with the Board Policy and any applicable Award Agreement. Awards granted under the Plan may consist of (i) Restricted Stock awarded pursuant to Section 6; (ii) Restricted Stock Units awarded pursuant to Section 6; (iii) Stock Options awarded pursuant to Section 7; and (iv) Stock Appreciation Rights awarded pursuant to Section 7.
(b)	“Award Agreement” means, with respect to any Award granted to a Participant, the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of such Award.
(c)	“Board” means the Board of Directors of the Company
(d)	“Board Policy” means the policy adopted by the Board, which shall provide for the making of grants of Awards (including annual and other periodic awards) as well as certain terms of such Awards (including, without limitation, the timing, amount, and form of Award grants) and which may be amended from time to time by the Board in its sole discretion.
(e)	“Change in Control” has the meaning ascribed to the phrase “Changes in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation” under U.S. Treasury Department Regulations Section 1.409A-3(i)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.
(f)	“Code” means the Internal Revenue Code of 1986, as amended.
(g)	“Committee” means the Nominating and Governance Committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board.
(h)	“Common Stock” means common stock of par value of $0.01 per share of the Company.
(i)	“Company” means Ford Motor Company.
(j)	“Disability” has the meaning ascribed to the term “Disability” under U.S. Treasury Department Regulations Section 1.409A-3(i)(4), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.
(k)	“Dividend Equivalents” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.
(l)	“Effective Date” means January 1, 2024.
(m)	“Eligible Director” means a member of the Board, elected or appointed, who is not also an active employee of the Company or any of its subsidiaries or affiliates. An individual who is

Exhibit 4.9

elected to the Board at an annual meeting of the shareholders of the Company will be deemed to be a member of the Board as of the date of such meeting.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)	“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.
(p)	“Fair Market Value” means the closing price at which Common Stock shall have been reported on the New York Stock Exchange on the date as of which the determination is being made or, if the closing price of Common Stock is unavailable on such Exchange on such date, on the immediately preceding day on which there was such closing price.
(q)	“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Code Section 422 or that otherwise does not meet such requirements.
(r)	“Participant” means an Eligible Director who has been granted an Award under the Plan.
(s)	“Plan” means the 2024 Stock Plan for Non-Employee Directors of Ford Motor Company, which shall be evidenced by this instrument, as may be amended from time to time.
(t)	“Restricted Stock” means Shares issued pursuant to Section 6 that are subject to any restrictions that the Committee, in its sole discretion, may impose.
(u)	“Restricted Stock Unit” means a Unit granted under Section 6 to acquire one Share or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its sole discretion, may impose.
(v)	“Securities Act” means the Securities Act of 1933, as amended.
(w)	“Share” means a share of Common Stock.
(x)	“Stock Appreciation Right” means a right granted under Section 7 to an amount of cash or Shares or a combination of cash and Shares equal to any increase in the Fair Market Value of Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.
(y)	“Stock Option” means a right granted under Section 7 to purchase from the Company a stated number of Shares at a specified price.
(z)	“Unit” means the potential right to acquire one Share.

3.	Administration

(a)	The Committee. The Plan shall be administered by the Committee.
(b)	Authority. The Committee will have authority, in its sole and absolute discretion and subject to the terms of the Plan (including the Board Policy), to (i) interpret the Plan; (ii) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (iii) determine eligibility for the grant of Awards; (iv) determine the form of Awards (to the extent permitted under the Board Policy), all terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting and the terms of Award Agreements; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) waive or amend any terms, conditions, restrictions or limitations on an Award, to the extent permissible under applicable law, including without limitation Code Section 409A; (vii) in accordance with Section 9, make any adjustments to the Plan, any Award Agreement and any Award that it deems appropriate (including but not limited to adjustment of the number of Shares Available under the Plan or any Award); (viii) provide for the deferred payment of Awards and the extent to which payment will be credited with Dividend Equivalents; (ix) determine whether Awards may be transferable to family members, a family trust, a family partnership, or otherwise; and (x) take any and all other actions it deems necessary or advisable for the proper operations or administration of the Plan.
(c)	Effects of Determination. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.
(d)	Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish.

Exhibit 4.9

(e)	Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.
(f)	No Liability. No member of the Committee will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan, the Board Policy, any Award Agreement, or any Award granted under the Plan.

4.	Eligibility and Grants

(a)	Eligibility. All Eligible Directors are eligible to receive Awards granted under the Plan.
(b)	Grants. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Awards to Eligible Directors upon such terms and conditions as the Committee may determine in its sole discretion. All Awards will be evidenced by Award Agreements. Awards may be granted singly or in combination or in tandem with other Awards.

5.	Share Limits

(a)	Aggregate Share Limit. Subject to adjustment as provided in Section 9, the maximum aggregate number of Shares with respect to which Awards may be granted shall be 10,000,000. Each Share issued pursuant to the Plan will count as one Share against such share limit. If an Award terminates, expires or is forfeited or cancelled for any reason without the issuance of Shares, or is settled in cash, the Shares underlying such Award will be available for future Awards under the Plan. The number of Shares subject to an Award of Stock Appreciation Rights shall be counted against the limit set forth in this section as one Share for every one Share subject to an Award of Stock Appreciation Rights regardless of whether a net number of Shares are actually issued to settle such Stock Appreciation Rights upon the exercise thereof. Shares utilized under the Plan may be either authorized but unissued Shares or issued Shares reacquired by the Company, as determined by the Board from time to time.
(b)	Individual Share Limit. The maximum aggregate number of Shares with respect to which Awards may be granted in any one calendar year to any one Participant shall be 50,000.

6.	Restricted Stock Units and Restricted Stock

(a)	General. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Restricted Stock Units and Restricted Stock under the Plan pursuant to the terms and conditions that the Committee, in its sole discretion, may determine and set forth in the applicable Award Agreement (including, without limitation, the periods of restriction, the date of grant and the effect, if any, of a Change in Control, death, Disability or retirement or other termination of a Participant’s directorship on such Restricted Stock Units or Restricted Stock). As soon as reasonably practicable after Restricted Stock has been granted, the Company shall cause Shares of Restricted Stock to be issued in the name of the Participant.
(b)	Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, such Participant shall have (i) no voting rights or dividend or dividend equivalent rights with respect to any Restricted Stock Units granted hereunder and (ii) the right to exercise full voting rights, and to receive all dividends and other distributions paid, with respect to any Shares of Restricted Stock granted hereunder.
(c)	Dividend and Dividend Equivalents. At the discretion of the Committee determined at the time of grant and as set forth in the Board Policy or in the applicable Award Agreement, dividends issued on Shares of Restricted Stock or Dividend Equivalents credited with respect to Restricted Stock Units, may be paid immediately or withheld and deferred in the Participant’s account provided that with respect to any Restricted Stock or Restricted Stock Units subject to Code Section 409A, the payment of such dividends or Dividend Equivalents shall comply with Code Section 409A. The Committee will determine any terms and conditions of deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

Exhibit 4.9

(d)	Other Restrictions. The Committee may, in its sole discretion and as set forth in the applicable Award Agreement, impose any other conditions and/or restrictions on Restricted Stock Units or Restricted Stock granted pursuant to the Plan that it deems appropriate, including any vesting schedule or forfeiture conditions. The Committee has discretion to provide for an incremental lapse of restrictions or for a lapse of restrictions upon satisfaction of certain conditions. For the avoidance of doubt, the Committee also has the discretion to grant Restricted Stock Units that vest immediately upon grant and permit Eligible Directors to elect the settlement date of such Restricted Stock Units, provided that any such election must be made in accordance with Code Section 409A.
(e)	Delivery of Restricted Stock. When any restrictions on Shares of Restricted Stock lapse, the Participant or the Participant’s beneficiary or estate, as the case may be, shall receive Common Stock for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed, free of all such restrictions. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value (measured as of the date the restrictions lapse) of such fractional share to the Participant or the Participant’s beneficiary or estate, as the case may be.
(f)	Vesting of Restricted Stock Units. Restricted Stock Units will vest in whole Shares when any applicable restrictions lapse and any other conditions set forth in the applicable Award Agreement have been satisfied provided that with respect to any Restricted Stock Units subject to Code Section 409A such vesting will occur in a manner that complies with Code Section 409A.
(g)	Deferred Restricted Stock Units. Subject to Section 12(j) hereof and to the extent determined by the Committee, Participants shall be permitted to request the deferral of settlement of vested Restricted Stock Units to a date later than the payment date specified in the Award Agreement, provided that any such election be made in accordance with Code Section 409A.

7.	Stock Options and Stock Appreciation Rights

(a)	General. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Stock Options and/or Stock Appreciation Rights under the Plan pursuant to the other terms and conditions that the Committee, in its sole discretion, may determine and set forth in the Award Agreement (including, without limitation, the Exercise Price, the maximum duration of the Stock Option or Stock Appreciation Right, the conditions upon which a Stock Option or Stock Appreciation Right will vest and become exercisable, the date of grant and the effect, if any, of a Change in Control, death, Disability or retirement or other termination of a Participant’s directorship on such Stock Options or Stock Appreciation Rights).
(b)	Form. Each Stock Option granted under the Plan will be a Nonqualified Stock Option. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Stock Options.
(c)	Exercise Price. The Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 9. The Exercise Price of a Stock Appreciation right granted in tandem with a Stock Option will be equal to the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Agreement.
(d)	Duration of Stock Options. Each Stock Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided; however, no Stock Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of its date of grant.
(e)	Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions will be set forth in the applicable Award Agreement and need not be the same for each grant or for each Participant.

Exhibit 4.9

(f)	Payment of Stock Option Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued only upon receipt of payment. Unless the Committee shall provide otherwise in any form of Award Agreement, any payment for Shares purchased upon exercise of a Stock Option granted hereunder may be made in cash, by delivery of Shares beneficially owned by the Participant or by a combination of cash and Shares, at the election of the Participant. Any such Shares so delivered shall be valued at their Fair Market Value on the date of such exercise. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.
(g)	Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, at the discretion of the Committee, and as described in the Award Agreement. Cash payments will be equal to the excess of the Fair Market Value of a share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share to the Participant or the Participant’s beneficiary or estate, as the case may be.
(h)	Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:
1)	No Repricing. Except as otherwise provided in Section 9, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company’s shareholders in a manner that complies with the rules of the New York Stock Exchange.
2)	No Dividend Equivalents. The Committee shall not provide for the payment of Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.
3)	No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.
4)	No Additional Deferral Features. The Committee shall not grant Stock Options or Stock Appreciation Rights that have “additional deferral features” as described in Code Section 409A, thereby subjecting the Stock Option or Stock Appreciation Right to the requirements of Code Section 409A.
(i)	Termination of Directorship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a Stock Option or Stock Appreciation Right following termination of the Participant’s service as an Eligible Director (whether by death, Disability, retirement or any other reason). Such provision shall be determined at the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Stock Options or Stock Appreciation Rights granted, and may reflect distinctions based on the reasons for termination.

8.	Regulatory Compliance and Listing

The issuance or delivery of any Shares in settlement of an Award may be postponed by the Company for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to issue or deliver any Shares if

Exhibit 4.9

issuance or delivery of such Shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9.	Adjustment Upon Certain Changes

(a)	Shares Available for Grants. In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or similar corporate change, the maximum aggregate number of Shares with respect to which the Committee may grant Awards and the maximum aggregate number of Shares with respect to which the committee may grant Awards to any individual Eligible Director in any calendar year shall be appropriately adjusted by the Committee. In the event of any change in the number of Shares outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of Shares with respect to which Awards may be granted.
(b)	Increase or Decrease in Issued Shares without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall equitably adjust the number of Shares subject to each outstanding Award and the Exercise Price per Share of each such Award. In addition, in the event of any extraordinary dividend declared and paid by the Company without receipt of consideration by the Company, the Committee shall, in such manner as it deems appropriate, adjust (a) the number and kind of Shares subject to outstanding Awards and (b) the aggregate Exercise Price per Share of outstanding Options and Stock Appreciation Rights to reflect such distribution.
(c)	Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.
(d)	Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Code Section 409A to the extent applicable and otherwise in its sole discretion, have the power to:
1)	cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each Share subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the Exercise Price of such Stock Option; or
2)	provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment in accordance with U.S. Treasury Department Regulations Section 1.409A-1(b)(5)(v)(D) and as

Exhibit 4.9

determined by the Committee in its reasonable discretion in the Exercise Price of the Award, or the number of Shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)	Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (b), (c) or (d) of this Section 9, the Committee shall make equitable adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards.
(f)	No Other Rights. Except as expressly provided in the Plan, no Eligible Director shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.
(g)	Code Section 409A. Notwithstanding anything to the contrary, any adjustment made pursuant to this Section 9 to the number of shares subject to an Award or to the Exercise Price of any Award shall be made in accordance with, and to the extent permitted by, Code Section 409A and applicable regulations thereunder.

10.	Termination or Amendment of the Plan

(a)	Amendment. The Board may at any time and from time to time alter or amend the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 8), provided that, unless otherwise necessary to comply with applicable law, the rights of a Participant with respect to Awards granted prior to such alteration or amendment may not be impaired without the consent of such Participant and, further, that without the approval of the Company’s shareholders, no amendment shall be made if shareholder approval is required by applicable law or in order to comply with the rules of the New York Stock Exchange or if such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 9).
(b)	Termination. The Plan will terminate upon the earliest of the following dates or events to occur:
1)	the adoption of a resolution of the Board terminating the Plan;
2)	the final adjournment of the Company’s 2024 Annual Meeting of Shareholders if shareholder approval of the Plan has not been received prior to that time; and
3)	the 10th anniversary of the Effective Date.

No Awards will be granted under this Plan after it has terminated. Except as otherwise provided in the last sentence of this Section 10(b), the termination of the Plan will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Plan and any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan, the applicable Board Policy, and the applicable Award Agreement. Notwithstanding anything contained herein to the contrary, if shareholder approval of the Plan is not obtained as of the final adjournment of the Company’s 2024 Annual Meeting of Shareholders, any Awards previously granted will be cancelled.

11.	Non-transferability of Awards

(a)	Restrictions on Transfer of Restricted Stock or Restricted Stock Units. Until the expiration of the applicable restriction period and settlement has occurred, no Award of Restricted Stock or Restricted Stock Units under the Plan shall be transferred, pledged, hedged, assigned or otherwise disposed of by a Participant, and no other persons will otherwise acquire any rights

Exhibit 4.9

therein, except as permitted by the Plan or Award Agreement, without the consent of the Committee, otherwise than by will or the laws of descent and distribution.

(b)	Restrictions on Transfer of Stock Options or Stock Appreciation Rights. Unless the Committee determines otherwise, no Award of a Stock Option or Stock Appreciation Right shall be pledged or otherwise transferable, or its economic risk hedged, by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Stock Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

12.	Miscellaneous

(a)	No Implied Rights. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company’s shareholders.
(b)	Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of Shares in settlement of any Award, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such Shares. Such amount may be paid in cash, in Shares previously owned by the Participant, by withholding a portion of the Shares that otherwise would be distributed to such Participant upon settlement of the Award or a combination of cash and Shares.
(c)	Code Section 83(b) Elections. The Company and the Committee have no responsibility for a Participant’s election, attempt to elect or failure to elect, pursuant to Code Section 83(b), to include the value of an Award of Restricted Stock or other award subject to Code Section 83 in the Participant’s gross income for the year of payment. Any Participant who makes an election pursuant to Code Section 83(b) will promptly provide the Committee with a copy of the election form.
(d)	No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation right lapses except as provided in the Award Agreement.
(e)	No Rights as Shareholders. Except as expressly set forth in the Plan or the applicable Award Agreement, a Participant granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until the Shares underlying the Award are issued and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.
(f)	Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.
(g)	No Required Segregation of Assets. The Company will not be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.
(h)	Governing Law. The Plan and all determinations made and actions taken under the Plan will be governed by the internal substantive laws, and not the choice of law rules, of the State of Michigan and construed accordingly, to the extent not superseded by applicable Federal law.
(i)	Severability. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.
(j)	Code Section 409A. With respect to Awards subject to Code Section 409A, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award Agreement or Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or Committee

Exhibit 4.9

hereunder affecting the payment of any Award subject to Code Section 409A will only be as broad as is permitted by Code Section 409A and any regulations thereunder.